UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)    February 20, 2008

MZT Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-12128	04-2985132
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

124 Washington Street, Suite 101 Foxborough, Massachusetts	02035
(Address of principal executive offices)	(Zip Code)

(508) 203-4286

(Registrant’s telephone number, including area code)

330 Nevada Street, Newton, MA 02460

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

In a press release issued on February 20, 2008, which is attached hereto as Exhibit 99.1, MZT Holdings, Inc. (the “Company”) announced that, based on a request from the Staff of the Securities and Exchange Commission (the “SEC”), it had withdrawn the no action request letter that had been submitted on its behalf to the SEC on January 18, 2008.

As noted in the attached press release, the Staff of the SEC requested that the Company withdraw this no action request letter based on concerns primarily related to the continued volume of trading in shares of the Company’s common stock on the Pink Sheets.

As previously disclosed in connection with the Company’s filing of a certificate of dissolution with the Secretary of the State of Delaware, effective as of the close of business on January 18, 2008, the Company closed its stock transfer books and discontinued recording further transfers of shares of its common stock, except for transfers by will, intestate succession or operation of law.

The Company intends to re-submit this request to the SEC at an appropriate future time.  If the Company is unable to receive this relief from the SEC, it will continue to be obligated to file Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, which will place a substantial financial and administrative burden on the Company, particularly as it no longer has any employees and no longer engages in any active business or operations.  Any amounts that the Company is required to expend to make these filings in the future – including the legal, accounting and administrative costs it will incur – will decrease the amount that the Company may ultimately have available for distribution to the holders of its common stock.

Item 9.01	Financial Statements and Exhibits.

(c) Exhibits.

Exhibit No.	Description

99.1	Press Release issued by the Company on February 20, 2008 announcing the withdrawal by the Company of a letter requesting no action relief from the Securities and Exchange Commission

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MZT HOLDINGS, INC.

Date: February 21, 2008	By:	/s/ Craig Jalbert
Name: Craig Jalbert
Title: President